                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
             THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

    Filed by the Registrant /X/

    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              LEHMAN BROTHERS HOLDINGS INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                                    N/A
--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                                   LEHMAN BROTHERS HOLDINGS INC.
----------------------------------------------------------------------

RICHARD S. FULD, JR.
Chairman and Chief Executive Officer

                                          February 18, 1999

Dear Stockholder:

    The 1999 Annual Meeting of Stockholders of Lehman Brothers Holdings Inc. will be held on Tuesday, March 30, 1999, at 10:30 a.m. (New York time) in the 26th Floor Auditorium of 3 World Financial Center, 200 Vesey Street, New York, New York 10285. A notice of the meeting, a proxy card and a proxy statement containing information about the matters to be acted upon are enclosed. You are cordially invited to attend.

    This year we have introduced convenient telephonic voting as an alternative to the traditional proxy card method. We recommend that you take advantage of this quick and easy voting option.

    All holders of record of the Company's outstanding shares of Common Stock, Cumulative Convertible Voting Preferred Stock, Series A and Series B, and Redeemable Voting Preferred Stock at the close of business on February 9, 1999 will be entitled to vote at the Annual Meeting. It is important that your shares be represented at the meeting. You will be asked to (i) elect three Class I Directors; and (ii) ratify the selection of Ernst & Young LLP as the Company's independent auditors for the 1999 fiscal year. Accordingly, we request that you promptly sign, date and return the enclosed proxy card, or register your vote by telephone according to the instructions on the proxy card, regardless of the number of shares you hold.

                                            Very truly yours,

                                                        [LOGO]

                         LEHMAN BROTHERS HOLDINGS INC.
                               ------------------

                 NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

To the Stockholders of Lehman Brothers Holdings Inc.:

    The 1999 Annual Meeting of Stockholders of Lehman Brothers Holdings Inc. (the "Company") will be held on Tuesday, March 30, 1999, at 10:30 a.m. (New York time) in the 26th Floor Auditorium of 3 World Financial Center, 200 Vesey Street, New York, New York 10285, to:

         1. Elect three Class I Directors for terms of three years each;

         2. Ratify the selection of Ernst & Young LLP as the Company's independent auditors for the 1999 fiscal year; and

         3. Act on any other business which may properly come before the Annual Meeting or any adjournment thereof.

    Stockholders of record at the close of business on February 9, 1999 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

    THE COMPANY WILL ADMIT TO THE ANNUAL MEETING ALL STOCKHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON FEBRUARY 9, 1999, PERSONS HOLDING PROOF OF BENEFICIAL OWNERSHIP OR WHO HAVE BEEN GRANTED PROXIES AND ANY OTHER PERSON THAT THE COMPANY, IN ITS SOLE DISCRETION, MAY ELECT TO ADMIT. IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE CHECK THE APPROPRIATE BOX ON YOUR PROXY CARD OR REGISTER YOUR INTENTION WHEN VOTING BY TELEPHONE ACCORDING TO THE INSTRUCTIONS ON THE PROXY CARD.

    A copy of the Company's Annual Report to Stockholders is enclosed herewith unless the Stockholder is a Lehman Brothers employee. The Company's Annual Report to Stockholders is being separately distributed to Lehman Brothers employees.

                                    By Order of the Board of Directors

                                          [LOGO]

                                    Jennifer Marre
                                    Secretary

New York, New York
February 18, 1999

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE, OR REGISTER YOUR VOTE BY TELEPHONE ACCORDING TO THE INSTRUCTIONS ON THE PROXY CARD.

                         LEHMAN BROTHERS HOLDINGS INC.
                            3 World Financial Center
                            New York, New York 10285

                                                               February 18, 1999

                                PROXY STATEMENT
                            ------------------------

                                  INTRODUCTION

    VOTE BY PROXY. This proxy statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of Lehman Brothers Holdings Inc. (the "Company" and, together with its subsidiaries, the "Firm") for use at the 1999 Annual Meeting of Stockholders of the Company to be held on Tuesday, March 30, 1999 at 10:30 a.m. (New York time), or any adjournment thereof (the "Annual Meeting"). The Company expects to mail this Proxy Statement and the accompanying proxy card to the Company's stockholders of record at the close of business on February 9, 1999 (the "Stockholders") on or about February 19, 1999.

    You are cordially invited to attend the Annual Meeting, but whether or not you expect to attend in person, you are urged to complete, sign and date the enclosed proxy card and return it as promptly as possible in the enclosed, prepaid envelope, or vote your shares by telephone according to the instructions on the proxy. Stockholders have the right to revoke their proxies at any time prior to the time their shares are actually voted by (i) giving written notice to the Corporate Secretary of the Company, (ii) by subsequently filing a later dated proxy or (iii) by attending the Annual Meeting and voting in person. Please note that attendance at the meeting will not by itself revoke a proxy.

    The enclosed proxy indicates on its face the number of shares of common and/or voting preferred stock registered in the name of each Stockholder at the close of business on February 9, 1999 (the "Record Date"). Proxies furnished to Company employees also indicate the number of shares, if any, (i) held by the employee under the Lehman Brothers Holdings Inc. Employee Stock Purchase Plan (the "ESPP"), (ii) that relate to the total number of restricted stock unit awards granted to the employee pursuant to various of the Company's Plans (as defined below), which shares are held, in part, in the 1997 Trust Under Lehman Brothers Holdings Inc. Incentive Plans (the "1997 Trust") and (iii) held by the employee in brokerage accounts at the Company's wholly owned subsidiary, Lehman Brothers Inc. ("LBI"). Proxies returned by employees will be considered to be voting instructions returned to the 1997 Trust Trustee (the "1997 Trust Trustee") with respect to the number of shares determined pursuant to the terms of the agreement governing the 1997 Trust. The 1997 Trust Trustee shall implement such voting instructions as described below under "The Voting Stock." Proxies returned by employees with LBI or Fidelity Brokerage Services, Inc. ("Fidelity") brokerage accounts will be considered to be voting instructions returned to LBI or Fidelity, as applicable, with respect to shares held in each such account. Under the Lehman Brothers Holdings Inc. Tax Deferred Savings Plan (the "TDSP"), the trustees of the TDSP shall vote all the shares held in participating employees' accounts in a manner that such trustees judge to be in the best interest of the TDSP participants.

    GENERAL. Unless contrary instructions are indicated on the proxy or in a vote registered by telephone, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted as follows:

    FOR the election of the three nominees for Class I Directors named below;
    and

    FOR the ratification of the Board of Directors' selection of Ernst & Young LLP as the Company's independent auditors for the 1999 fiscal year.

    In the event a Stockholder specifies a different choice on the proxy or by telephone vote, his or her shares will be voted in accordance with the specification so made. Confidential voting is not provided for in the Company's Certificate of Incorporation or By-Laws.

    The Company's 1998 Annual Report has been distributed to Stockholders in connection with this solicitation. A copy (exclusive of exhibits) of the Company's 1998 Form 10-K as filed with the Securities and Exchange Commission (the "SEC") may be obtained without charge by writing to: Lehman Brothers Holdings Inc., 3 World Financial Center, 24th Floor, New York, New York 10285
Attn.: Corporate Secretary. The Company's 1998 Annual Report and 1998 Form 10-K also will be available through the Lehman Brothers web site at http://www.lehman.com.

    COST OF SOLICITATION. The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by directors, officers or employees of the Company in person or by telephone or telegram, or other means of communication, for which no additional compensation will be paid. The Company has engaged the firm of Georgeson & Company Inc. to assist the Company in the distribution and solicitation of proxies. The Company has agreed to pay Georgeson a fee of $11,000 plus expenses for its services.

    The Company also will reimburse brokerage houses, including LBI, and other custodians, nominees and fiduciaries for their reasonable expenses, in accordance with the rules and regulations of the SEC, the New York Stock Exchange, Inc. ("NYSE") and other exchanges, in sending proxies and proxy materials to the beneficial owners of shares of the Company's voting securities.

    THE VOTING STOCK. The Company has four series of voting stock: Common Stock, par value $.10 per share (the "Common Stock"), Cumulative Convertible Voting Preferred Stock, Series A, par value $1.00 per share (the "Series A Preferred Stock"), Cumulative Convertible Voting Preferred Stock, par value $1.00 per share (the "Series B Preferred Stock"), and Redeemable Voting Preferred Stock, par value $1.00 per share ("Redeemable Preferred Stock") (the Series A Preferred Stock, Series B Preferred Stock and Redeemable Preferred Stock are collectively referred to herein as the "Voting Preferred Stock," and the Common Stock and the Voting Preferred Stock are collectively referred to herein as the "Voting Stock").

    As of the Record Date, the following shares of Voting Stock were outstanding:

    - 119,411,161 shares of Common Stock (exclusive of 2,532,432 shares held in treasury), entitled to one vote per share with respect to each matter to be voted on at the Annual Meeting,

    - 5,800 shares of Series A Preferred Stock, entitled to .3178313 votes per share,

    - 11,715,428 shares of Series B Preferred Stock, entitled to .3178313 votes per share, and

    - 1,000 shares of Redeemable Preferred Stock, entitled to 1,059 votes per share.

    There is no cumulative voting provision for Common Stock or Voting Preferred Stock. The Common Stock and the Voting Preferred Stock will vote together as a single class on each matter to be voted on at the meeting.

    The four classes of Voting Stock will represent the following aggregate votes at the Annual Meeting:

    - The Common Stock will represent an aggregate of 119,411,161 votes, or 96.1477% of the total number of votes entitled to be cast,

    - The Series A Preferred Stock will represent an aggregate of 1,843 votes, or 0.0015% of the total number of votes entitled to be cast,

    - The Series B Preferred Stock will represent an aggregate of 3,723,530 votes, or 2.9981% of the total number of votes entitled to be cast, and

    - The Redeemable Preferred Stock will represent an aggregate of 1,059,000 votes, or 0.8527% of the total number of votes entitled to be cast.

    The presence in person or by proxy at the Annual Meeting of the holders of a majority of the shares of Common Stock and Voting Preferred Stock outstanding and entitled to vote on the Record Date shall constitute a quorum.

    The 1997 Trust holds shares of Common Stock ("Trust Shares") issuable to future, current and former employees of the Company in connection with the granting to such employees of restricted stock unit awards ("RSU Awards") under the Company's Employee Incentive Plan (the "Employee Incentive Plan"), the Company's 1994 Management Ownership Plan (the "1994 Plan") and the Company's 1996 Management Ownership Plan (together with the Employee Incentive Plan and the 1994 Plan, the "Plans").

    The 1997 Trust provides that the 1997 Trust Trustee will vote all Trust Shares in accordance with instructions received from persons who have received RSU Awards under the Plans ("Current Participants"). For each Current Participant, the 1997 Trust Trustee shall vote or abstain from voting, according to instructions received from such Current Participant, with respect to that number of Trust Shares that results from multiplying (x) the number of Trust Shares existing on the Record Date by (y) a fraction, the numerator of which is the number of RSU Awards held by such Current Participant and as to which the 1997 Trust Trustee has received voting instructions from such Current Participant, and the denominator of which is the total number of RSU Awards held by all Current Participants and as to which the 1997 Trust Trustee has received voting instructions. As is the case for all Voting Stock of the Company, voting instructions given with respect to RSU Awards will not be confidential.

    As of the Record Date, 23,993,727 Trust Shares (representing approximately 19.3% of the votes entitled to be cast at the Annual Meeting) were held by the 1997 Trust.

    As of the Record Date, American Express Company ("American Express") or one or more of its subsidiaries owned no shares of Common Stock, 67.3% of the outstanding shares of Series B Preferred Stock, representing approximately 2.0% of the votes entitled to be cast at the Annual Meeting, and 92.8% of the outstanding shares of Redeemable Preferred Stock, representing less than 1% of the votes entitled to be cast at the Annual Meeting. American Express has agreed that so long as it or any of its subsidiaries holds any shares of Redeemable Preferred Stock, it will vote such shares or cause such shares to be voted in the same proportion as the votes cast by the holders of shares of Common Stock on matters to be voted on by Stockholders.

    STOCKHOLDERS ENTITLED TO VOTE. Only Stockholders of record on the Record Date are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

    To the knowledge of management, except as described below, no person beneficially owned more than five percent of any class of Voting Stock as of December 31, 1998.

                                                                                         NUMBER OF     PERCENT OF
               TITLE OF CLASS                             BENEFICIAL OWNER                 SHARES         CLASS
---------------------------------------------  --------------------------------------  --------------  -----------
Common Stock.................................  The Prudential Insurance                  6,599,636(b)        5.8%
                                               Company of America (a)                    5,746,758(d)        5.1%
                                               Putnam Investments, Inc. (c)
Cumulative Convertible Voting Preferred
  Stock, Series B............................  American Express (e)                      7,884,911(f)       67.3%
Redeemable Voting Preferred Stock............  American Express                                928(f)       92.8%
                                               Nippon Life Insurance                            72(h)        7.2%
                                               Company (g)

(a) According to Amendment No. 3 to Schedule 13G, filed February 1, 1999 (the "Prudential Schedule 13G"), filed by The Prudential Insurance Company of America ("Prudential"), the address of Prudential is 751 Broad Street, Newark, New Jersey 07102.

(b) The information in this footnote has been extracted from the Prudential
    Schedule 13G. Prudential holds 7,700 shares of Common Stock for the benefit of its general account. In addition, Prudential may have direct or indirect voting and/or investment discretion over 6,591,936 shares of Common Stock which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. Prudential has disclosed in the Prudential Schedule 13G that it has sole power to vote or to direct the vote and sole power to dispose or direct the disposition with respect to 315,987 shares, shared power to vote or to direct the vote with respect to 6,208,249 shares and shared power to dispose or direct the disposition with respect to 6,283,649 shares.

(c) According to Amendment No. 1 to Schedule 13G, filed February 9, 1999 (the "Putnam 13G"), filed by Putnam Investments, Inc. ("Putnam"), the address of Putnam is One Post Office Square, Boston, Massachusetts 02109.

(d) The information in this footnote has been extracted from the Putnam 13G. Of the reported shares, 5,417,033 are beneficially owned by Putnam Investment Management, Inc. ("PIM"), a registered invesment advisor and subsidiary of Putnam, and 329,725 are beneficially owned by The Putnam Advisory Company, Inc. ("PAC"), also a registered investment advisor and subsidiary of Putnam. Putnam has disclosed in the Putnam 13G that (1) PIM has no sole or shared power to vote or to direct the vote of, and shared power only to dispose of, such shares beneficially owned by PIM, and (2) PAC has shared power only to vote or direct the vote of 336,040 of, and shared power only to dispose of all of, such shares beneficially owned by PAC.

(e) The address of American Express is 3 World Financial Center, New York, New York 10285.

(f) Based on information furnished by American Express, American Express has sole investment and sole voting power over all shares. The Cumulative Convertible Voting Preferred Stock, Series B, owned by American Express is convertible into 2,506,072 shares of Common Stock, and if converted would represent approximately 2.1% of that class.

(g) The address of Nippon Life Insurance Company ("Nippon Life") is 2-2, Yurakucho, 1-Chome, Chiyoda-ku, Tokyo, 100-8444, Japan.

(h) Based upon information furnished by Nippon Life, Nippon Life also beneficially owns 4,237,291 shares of Common Stock, representing approximately 3.5% of that class, and has sole investment and sole voting power over all shares.

                                   PROPOSAL 1
                         ELECTION OF CLASS I DIRECTORS

    At the Annual Meeting three Class I Directors are to be elected, each to serve until the Annual Meeting in 2002 and until his or her successor is elected and qualified. The Restated Certificate of Incorporation of the Company establishes a classified Board of Directors with three classes, designated Class I, Class II and Class III. The terms of Class III and Class II Directors continue until the Annual Meetings in 2000 and 2001, respectively, and until their respective successors are elected and qualified.

    The three nominees for Director are Michael L. Ainslie, John F. Akers and Richard S. Fuld, Jr. Messrs. Akers and Fuld were elected Class I Directors in 1996 and 1990, respectively. Mr. Ainslie has been a Class II Director since 1996 and was reelected as such in 1998. Following the resignation of former Class I Director Masahiro Yamada, Mr. Ainslie agreed to be reclassified as a Class I Director, subject to his election as such at the Annual Meeting.

    Provided that a majority of the outstanding Voting Stock votes on the proposal, the three nominees receiving the greatest number of votes cast by the holders of the Voting Stock will be elected as Class I Directors of the Company. Except as stated in the following sentence, the persons specified on the enclosed proxy card intend to vote for the nominees listed below, all of whom have consented to being named in this Proxy Statement and to serving if elected. Although management knows of no reason why any nominee would be unable to serve, the persons designated as proxies reserve full discretion to vote for another person in the event any such nominee is unable to serve.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ALL NOMINEES.

    The following information is provided with respect to the nominees for Director and the incumbent Directors. Italicized wording indicates principal occupation(s).

              NOMINEES FOR ELECTION AS CLASS I DIRECTORS TO SERVE
                 UNTIL THE 2002 ANNUAL MEETING OF STOCKHOLDERS

MICHAEL L. AINSLIE                    DIRECTOR SINCE 1996                AGE: 55

    PRIVATE INVESTOR AND FORMER PRESIDENT AND CHIEF EXECUTIVE OFFICER OF SOTHEBY'S HOLDINGS. Mr. Ainslie, a private investor, is the former President, Chief Executive Officer and a Director of Sotheby's Holdings. He was Chief Executive Officer of Sotheby's from 1984 to 1994. From 1980 to 1984 he was President of the National Trust for Historic Preservation. From 1975 to 1980 he was Chief Operating Officer of N-Ren Corp., a Cincinnati-based chemical manufacturer. From 1971 to 1975, he was President of Palmas Del Mar, a real estate development company. He began his career as an associate with McKinsey & Company. Mr. Ainslie is a Director of St. Joe Company. He is Vice Chairman of the Board of Directors of the New York Landmarks Conservancy, as well as a Trustee of Vanderbilt University. Mr. Ainslie serves as a Director of the United States Tennis Association and is also Chairman of the Posse Foundation. Mr. Ainslie serves as a member of the Audit Committee.

JOHN F. AKERS                     DIRECTOR SINCE 1996                    AGE: 64

    RETIRED CHAIRMAN OF INTERNATIONAL BUSINESS MACHINES CORPORATION. Mr. Akers, a private investor, is the retired Chairman of the Board of Directors of International Business Machines Corporation. Mr. Akers served as Chairman of the Board of Directors and Chief Executive Officer of IBM from 1985 until his retirement on May 1, 1993, completing a 33-year career with IBM. Mr. Akers is a Director of W. R. Grace & Co., The New York Times Company, PepsiCo, Inc., Hallmark Cards, Inc. and Springs Industries and a member of the U.S. Advisory Board of Zurich Insurance Company and the Advisory Board of Directorship. He is a former member of the Board of Trustees of the California Institute of Technology and The Metropolitan Museum of Art, as well as the former Chairman of the

Board of Governors of United Way of America. Mr. Akers is also a former member of President George Bush's Education Policy Advisory Committee. Mr. Akers serves as a member of the Finance Committee and the Compensation and Benefits Committee.

RICHARD S. FULD, JR.                    DIRECTOR SINCE 1990              AGE: 52

    CHAIRMAN AND CHIEF EXECUTIVE OFFICER. Mr. Fuld has been Chairman of the Board of Directors of the Company and LBI since April 1994 and Chief Executive Officer of the Company and LBI since November 1993. Mr. Fuld was President and Chief Operating Officer of the Company and LBI from March 1993 to April 1994 and was Co-President and Co-Chief Operating Officer of both corporations from January 1993 to March 1993. He was President and Co-Chief Executive Officer of the Lehman Brothers Division of Shearson Lehman Brothers Inc. from August 1990 to March 1993. Mr. Fuld was a Vice Chairman of Shearson Lehman Brothers from August 1984 until 1990. Mr. Fuld has been a Director of LBI since 1984. Mr. Fuld joined Lehman Brothers in 1969. Mr. Fuld is a member of the Board of Governors of the New York Stock Exchange. He is also a member of the President's Advisory Committee on Trade Policy Negotiations. Mr. Fuld is a trustee of the Mount Sinai Medical Center, and former Chairman of the Mount Sinai Children's Center Foundation. He currently serves on the foundation's Executive Committee. In addition, he is a member of the University of Colorado Business Advisory Council and serves on the Board of Directors of Ronald McDonald House. Mr. Fuld serves as the Chairman of the Executive Committee and as Chairman and a nonvoting member of the Nominating Committee.

               CLASS III DIRECTORS WHOSE TERMS CONTINUE UNTIL THE
                      2000 ANNUAL MEETING OF STOCKHOLDERS

THOMAS H. CRUIKSHANK                DIRECTOR SINCE 1996                  AGE: 67

    RETIRED CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF HALLIBURTON COMPANY. Mr. Cruikshank was the Chairman and Chief Executive Officer of Halliburton Company, a major petroleum industry service company, from 1989 to 1995. He joined the company in 1969, and served as a Director from 1977 to 1996. Mr. Cruikshank is a member of the Board of Directors of The Goodyear Tire & Rubber Company, The Williams Companies, Inc. and Seagull Energy Corporation. Mr. Cruikshank serves as a member of the Audit Committee.

HENRY KAUFMAN                     DIRECTOR SINCE 1995                    AGE: 71

    PRESIDENT OF HENRY KAUFMAN & COMPANY, INC. Dr. Kaufman has been President of Henry Kaufman & Company, Inc., an investment management and economic and financial consulting firm, since 1988. For the previous 26 years, he was with Salomon Brothers Inc, where he was a Managing Director, Member of the Executive Committee, and in charge of Salomon's four research departments. He was also a Vice Chairman of the parent company, Salomon Inc. Before joining Salomon Brothers, Dr. Kaufman was in commercial banking and served as an economist at the Federal Reserve Bank of New York. Dr. Kaufman is a Director of Federal Home Loan Mortgage Corporation and W. R. Berkley Corporation. He is the Chairman of the Board of Trustees of the Institute of International Education, a member of the Board of Trustees of New York University, the Chairman of the Board of Overseers of the Stern School of Business of New York University and a Member of the Board of Trustees of the Animal Medical Center. Dr. Kaufman is a Member of the Board of Trustees of the Whitney Museum of American Art, a Member of the International Capital Markets Advisory Committee of the Federal Reserve Bank of New York, a Member of the Advisory Committee to the Investment Committee of the International Monetary Fund Staff Retirement Plan and a Member of the Board of Governors of Tel-Aviv University. Dr. Kaufman serves as the Chairman of the Finance Committee and as a member of the Nominating Committee.

JOHN D. MACOMBER                   DIRECTOR SINCE 1994                   AGE: 71

    PRINCIPAL OF JDM INVESTMENT GROUP. Mr. Macomber has been a Principal of JDM Investment Group, a private investment firm, since 1992. He was Chairman and President of the Export-Import Bank of the United States from 1989 to 1992, Chairman and Chief Executive Officer of Celanese Corporation from 1973 to 1986 and a Senior Partner at McKinsey & Co. from 1954 to 1973. Mr. Macomber is a Director of The Brown Group, Inc., IRI International, Mettler-Toledo International and Textron Inc. He is Chairman of the Council for Excellence in Government and Vice Chairman of the Atlantic Council. He is a Director of the French-American Foundation, the National Executive Services Corps, the Smithsonian Institution and a Trustee of the Carnegie Institution of Washington and the Folger Library. Mr. Macomber serves as the Chairman of the Compensation and Benefits Committee and as a member of the Executive Committee and the Nominating Committee.

               CLASS II DIRECTORS WHOSE TERMS CONTINUE UNTIL THE
                      2001 ANNUAL MEETING OF STOCKHOLDERS

    Mr. Ainslie, listed above as a nominee for election as a Class I Director, has been a Class II Director since 1996 and was reelected as such in 1998. Following the resignation of former Class I Director Masahiro Yamada, Mr. Ainslie agreed to be reclassified as a Class I Director, subject to his election as such at the Annual Meeting. If he is not so elected, he will continue as a Class II Director.

ROGER S. BERLIND                   DIRECTOR SINCE 1985                   AGE: 68

    THEATRICAL PRODUCER. Roger S. Berlind, who is also a private investor, has been a theatrical producer and principal of Berlind Productions since 1981. Mr. Berlind is also a Director of LBI, a Governor of the League of American Theaters and Producers and has served as a Trustee of Princeton University, the Eugene O'Neill Theater Center and the American Academy of Dramatic Arts. Mr. Berlind serves as the Chairman of the Audit Committee and as a member of the Finance Committee.

HIDEICHIRO KOBAYASHI                   DIRECTOR SINCE 1997               AGE: 54

    DIRECTOR AND GENERAL MANAGER FOR THE AMERICAS OF NIPPON LIFE. Mr. Kobayashi has been affiliated with Nippon Life, Japan's largest insurance company, since 1967, has been General Manager for the Americas since April 1997 and has been a Director since July 1997. Mr. Kobayashi was General Manager for the International Finance Department from 1995 to 1997 and was General Manager of the International Finance and Planning Department from 1994 to 1995. He was General Manager of the International Finance Department from 1993 to 1994. Mr. Kobayashi was General Manager of the International Investment Department of Nippon Life from 1992 to 1993 and President of NLI International Inc. and Chief Representative of New York from 1989 to 1992. Mr. Kobayashi has been a Director since May 1997 of PanAgora Asset Management, Inc. Mr. Kobayashi serves as a member of the Audit Committee and the Finance Committee.

DINA MERRILL                            DIRECTOR SINCE 1988              AGE: 70

    DIRECTOR AND VICE CHAIRMAN OF RKO PICTURES, INC. AND ACTRESS. Dina Merrill, a Director and Vice Chairman of RKO Pictures, Inc., is an actress and also a private investor. Ms. Merrill was a Presidential Appointee to the Kennedy Center Board of Trustees and is a Vice President of the New York City Mission Society, a Trustee of the Eugene O'Neill Theater Foundation and a member of the Board of Project Orbis, the Juvenile Diabetes Foundation and the Museum of Television and Radio. Ms. Merrill serves as a member of the Compensation and Benefits Committee and the Nominating Committee.

                      COMMITTEES OF THE BOARD OF DIRECTORS

    The Executive, Audit, Compensation and Benefits, Finance and Nominating Committees of the Board of Directors are described below.

    EXECUTIVE COMMITTEE. The Executive Committee consists of Mr. Fuld, who chairs the Executive Committee, and Mr. Macomber. The Executive Committee has the authority, in the intervals between meetings of the Board of Directors, to exercise all of the authority of the Board of Directors, except for those matters that the Delaware General Corporation Law or the Restated Certificate of Incorporation reserves to the full Board of Directors. The Executive Committee acted by unanimous written consent 17 times during the fiscal year ended November 30, 1998 ("Fiscal 1998").

    AUDIT COMMITTEE. The Audit Committee consists of Mr. Berlind, who chairs the Audit Committee, and Messrs. Ainslie, Cruikshank and Kobayashi, all of whom are Non-employee Directors. The Audit Committee represents the Board in discharging its responsibilities relating to the accounting, reporting and financial control practices of the Company. The Audit Committee has general responsibility for surveillance of financial controls, as well as for the Company's accounting and audit activities. The Audit Committee annually reviews the qualifications of the independent auditors, makes recommendations to the Board of Directors as to their selection, reviews the audit plan, fees and audit results, and approves non-audit services to be performed by the auditors and related fees. The Audit Committee held three meetings during Fiscal 1998.

    COMPENSATION AND BENEFITS COMMITTEE. The Compensation and Benefits Committee (the "Compensation Committee") consists of Mr. Macomber, who chairs the Compensation Committee, and Mr. Akers and Ms. Merrill, all of whom are Non-employee Directors. The Compensation Committee establishes corporate policy and programs with respect to the compensation of officers and employees of the Firm, including establishing compensation policies and practices, such as salary, cash incentive, restricted stock, long-term incentive compensation and stock purchase plans and other programs, and making grants under such plans. The Compensation Committee also establishes and administers all of the Company's employee benefit and compensation plans and has the authority, where appropriate, to delegate its duties. The Compensation Committee held six meetings and acted by telephone or unanimous written consent seven times during Fiscal 1998.

    FINANCE COMMITTEE. The Finance Committee consists of Dr. Kaufman, who chairs the Finance Committee, and Messrs. Akers, Berlind and Kobayashi. The Finance Committee reviews and advises the Board of Directors on the financial policies and practices of the Company, and periodically reviews, among other things, major capital expenditure programs and significant capital transactions and recommends a dividend policy to the Board of Directors. The Finance Committee held two meetings during Fiscal 1998.

    NOMINATING COMMITTEE. The Nominating Committee consists of Mr. Fuld, who chairs the Nominating Committee but is a nonvoting member, and three Non-employee Directors, Messrs. Kaufman and Macomber and Ms. Merrill. The Nominating Committee considers and makes recommendations to the Company's Board of Directors with respect to the size and composition of the Board of Directors and Board Committees and with respect to potential candidates for membership on the Board of Directors. The Nominating Committee held one meeting during Fiscal 1998. The Nominating Committee will consider nominees for Director recommended by Stockholders. Stockholders wishing to submit recommendations for the 2000 Annual Meeting of Stockholders should write to the Corporate Secretary, Lehman Brothers Holdings Inc., 3 World Financial Center, 24th Floor, New York, New York 10285. The Company's By-Laws contain time limitations, procedures and requirements relating to Stockholder nominations.

                      ATTENDANCE AT MEETINGS BY DIRECTORS

    The Board of Directors held seven meetings during Fiscal 1998. All Directors attended 75 percent or more of the aggregate of (a) the total number of meetings of the Board held during the period when he or she was a Director and (b) the total number of meetings held by all Committees of the Board on which he or she served during the period when he or she was a Director. The number of meetings held by each Committee during Fiscal 1998 is set forth above.

                           COMPENSATION OF DIRECTORS

    Non-employee Directors receive an annual cash retainer of $45,000 and are reimbursed for reasonable travel and related expenses. The annual retainer is paid quarterly; however, the fourth quarter payment will be withheld for failure to attend 75% of the total number of meetings. During Fiscal 1998, each Non-employee Director who served as a chairman of a Committee of the Board of Directors received an additional annual retainer of $15,000 per Committee, each Non-employee Director who served as a member of the Executive Committee received an additional annual retainer of $15,000, and each Non-employee Director who served as a Committee member received $1,500 per Committee meeting.

    RESTRICTED STOCK UNIT AND OPTION GRANTS FOR NON-EMPLOYEE DIRECTORS. An annual equity retainer in the form of a grant of Restricted Stock Units ("RSUs") representing $80,000 fair market value of Common Stock (as of the date of the Annual Meeting) is made to each Non-employee Director on the first business day following the Company's Annual Meeting of Stockholders. The number of RSUs granted is based on the closing price of the Common Stock on the NYSE on the day such units are awarded. As of each date that a dividend is paid on Common Stock, each Non-employee Director holding RSUs is credited with a number of additional RSUs equal to the product of (A) the dividend paid on one share of Common Stock, multiplied by (B) the number of RSUs held by the Non-employee Director, divided by (C) the closing price of the Common Stock on the NYSE on such date. The RSUs vest immediately and are payable in Common Stock upon death, disability or termination of service.

    Alternatively, a Non-employee Director may elect to receive options, for three times the number of RSUs he or she would have received, with an exercise price equal to the closing price of the Common Stock on the NYSE on the date the award is made. The options have a ten-year term, are not forfeitable, and become exercisable on each of the first three anniversaries of the award date or, if sooner, upon termination of service. This alternative of receiving options was implemented in March 1998 when the annual equity retainer was only $30,000. In early 1999, the Board approved an increase in the amount of the equity retainer to $80,000, in order to align total Director compensation with the Company's competitors.

    THE COMPANY'S DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS. The Company's Deferred Compensation Plan for Non-employee Directors is a nonqualified deferred compensation plan, which provides each Non-employee Director an opportunity to elect to defer receipt of cash compensation to be earned for services on the Board of Directors. Each Non-employee Director may elect to defer all or a specified percentage of his or her future cash compensation (or such election may be limited to such Non-employee Director's annual retainer fees) with respect to one or more terms as Director. Such an election can be revoked only by a showing of financial hardship and with the consent of the Compensation Committee. Amounts deferred are credited quarterly with interest, based upon the average 30-day U.S. Treasury Bill rate, and compounded annually. Deferred amounts will be paid in either a lump sum or in annual installments over a period not to exceed ten years as elected by the Non-employee Director. Payments will commence pursuant to an election by the Non-employee Director at a specified date in the future or upon termination of service as a Non-employee Director.

    THE COMPANY'S FROZEN RETIREMENT PLAN FOR NON-EMPLOYEE DIRECTORS. Prior to May 1994, the Company maintained the Company's Retirement Plan for Non-employee Directors which was a nonqualified retirement plan which provided a limited annual retirement benefit for Non-employee Directors who had earned five or more years of service as defined in the plan. Participation in this plan was frozen on May 31, 1994. Any Non-employee Director who had, on such date, completed at least five years of service as a Director (determined in accordance with this plan) has vested benefits under this plan. Any individual who was a Non-employee Director on such date, but had not completed five years of service as of such date, will acquire vested benefits under this plan at the time such individual completes such five years of service as a Director. Any individual who becomes a Non-employee Director after such date is ineligible to participate in this plan. Vested benefits under this plan will be paid after the individual ceases to be a Director.

                       EXECUTIVE OFFICERS OF THE COMPANY

    Biographies of the current Executive Officers of the Company (the "Executive Officers"), who comprise the Firm's Executive Committee, are set forth below, excluding Mr. Fuld whose biography is included above. Each Executive Officer serves at the discretion of the Board of Directors.

JOHN L. CECIL                                                            AGE: 44

    CHIEF FINANCIAL AND ADMINISTRATIVE OFFICER. Mr. Cecil has been Chief Administrative Officer of the Company since January 1994 and has been Chief Financial Officer of the Company since July 1998. He is responsible for Finance, Technology, Operations, Human Resources, Expense Management and Strategic Planning. Mr. Cecil is also a member of the Firm's Executive Committee and Operating Committee. Mr. Cecil joined McKinsey & Company in 1980, was elected partner in 1986, and was a Director from 1991 through December 1993. Mr. Cecil is a Vice Chairman of the Board of Directors of Graham-Windham Agency and is the Chairman of its Executive Committee.

JOSEPH M. GREGORY                                                        AGE: 46

    HEAD OF GLOBAL EQUITIES. Mr. Gregory is Head of the Firm's Global Equities Division, in charge of the overall business, a position he has held since 1996. Mr. Gregory is also a member of the Firm's Executive Committee and Operating Committee. From 1994 to 1996 he was Head of the Firm's Fixed Income Division. He was named Co-Head of the Fixed Income Division in 1991. From 1980 to 1989, he held various management positions in the Fixed Income Division, including Head of the Firm's Mortgage Business. Mr. Gregory joined the Firm in 1974 as a Commercial Paper trader. Mr. Gregory is a member of the Board of Directors of the Dorothy Rodbell Cohen Foundation.

BRADLEY H. JACK                                                          AGE: 40

    CO-HEAD OF INVESTMENT BANKING. Mr. Jack is Co-Head of the Firm's Investment Banking business, responsible for the Division's global industry, product and geographic groups, a position he has held since 1996. Mr. Jack is also a member of the Firm's Executive Committee and Operating Committee. From 1993 to 1996 he was a Sector Head in Investment Banking, responsible for Lehman Brothers' businesses involving Debt Capital Markets, Financial Services, Leveraged Finance and Real Estate. Previously, he was Head of the Firm's Fixed-Income Global Syndicate activities. Mr. Jack joined the Firm in 1984 as an associate in the Fixed Income Division. Mr. Jack is a member of the Board of Directors of the Dorothy Rodbell Cohen Foundation and a member of the Board of Regents of the American Architectural Foundation.

STEPHEN M. LESSING                                                       AGE: 44

    HEAD OF GLOBAL SALES AND RESEARCH. Mr. Lessing is Head of Global Sales and Research, responsible for the Firm's Fixed Income and Equity Sales and Research organizations, as well as the Private Client Services business, which focuses on high-net-worth individuals and middle market institutions. He has held this position since 1996. Mr. Lessing is also a member of the Firm's Executive Committee and Operating Committee. From 1992 to 1996 he was Head of Global Fixed Income Sales. From 1982 to 1992 Mr. Lessing held various management positions in the Fixed Income Division, including Head of the Mortgage Business, National Sales Manager for Mortgages and National Sales Manager for Money Markets, Governments and Central Funding. Mr. Lessing joined the Firm in 1980 as an associate in the Fixed Income Division. Mr. Lessing is a member of the Board of Directors of the Dorothy Rodbell Cohen Foundation, a member of the Board of Directors of the International Tennis Hall of Fame and a member of the Board of Directors of Lessing's Inc.

MICHAEL F. MCKEEVER                                                      AGE: 47

    CO-HEAD OF INVESTMENT BANKING. Mr. McKeever is Co-Head of the Firm's Investment Banking business, responsible for the Division's global industry, product and geographic groups, a position he has held since 1996. Mr. McKeever is also a member of the Firm's Executive Committee and Operating Committee. From 1991 to 1996 he was a Sector Head in Investment Banking, responsible for the Firm's businesses involving Telecommunications, Media, Technology, Merchandising, and Consumer Products, as well as all investment banking activities in the Midwest region. From 1986 to 1990 he was Co-Head of the Firm's equity, debt and derivatives origination business. Mr. McKeever joined the Firm in 1979 as an associate in Investment Banking. Mr. McKeever is a member of the Board of Directors of the Dorothy Rodbell Cohen Foundation.

JEFFREY VANDERBEEK                                                       AGE: 41

    HEAD OF FIXED INCOME. Mr. Vanderbeek is Head of the Fixed Income Division, in charge of the overall business, a position he has held since 1996. Mr. Vanderbeek is also a member of the Firm's Executive Committee and Operating Committee. He became Chief Operating Officer of the Fixed Income Government Department in May 1993 and Chief Operating Officer of the Fixed Income Derivatives Department in June 1993. Mr. Vanderbeek joined Lehman Brothers in February 1984 as Managing Director and Chief Operating Officer in the Fixed Income Central Funding Department. Mr. Vanderbeek is a Vice Chairman of the Board of Directors of the Dorothy Rodbell Cohen Foundation.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the beneficial ownership of Common Stock as of December 31, 1998 for each current Director of the Company (which include all nominees for Director), each Executive Officer and all current Directors and Executive Officers as a group. Except as described below, each of the persons listed below has sole voting and investment power with respect to the shares shown. None of the individuals beneficially owns any of the Company's outstanding Preferred Stock or as much as 1.0% of the outstanding shares of Common Stock, including shares that may be acquired within 60 days of December 31, 1998, except for Mr. Fuld, who owns approximately 2.6%. All current Directors and Executive Officers as a group own shares of Common Stock, including shares that may be acquired within 60 days of December 31, 1998, that in the aggregate represent approximately 9.2% of the outstanding Common Stock.

                                                                                           NUMBER OF SHARES OF
                                                                                          COMMON STOCK WHICH MAY
                                                                                          BE ACQUIRED WITHIN 60
                                                                     NUMBER OF SHARES              DAYS
BENEFICIAL OWNER                                                    OF COMMON STOCK (A)    OF DECEMBER 31, 1998
------------------------------------------------------------------  -------------------  ------------------------
Michael L. Ainslie................................................           11,962                       0
John F. Akers.....................................................            3,195                       0
Roger S. Berlind (b)..............................................          125,642                       0
John L. Cecil.....................................................          736,589                 707,000
Thomas H. Cruikshank..............................................            8,364                       0
Richard S. Fuld, Jr. (c)..........................................        1,458,871               1,737,589
Joseph M. Gregory.................................................          823,889                 838,000
Bradley H. Jack...................................................          435,984                 576,835
Henry Kaufman (d).................................................           39,309                       0
Hideichiro Kobayashi..............................................              402                       0
Stephen M. Lessing................................................          710,144               1,051,835
John D. Macomber..................................................           29,642                       0
Michael McKeever..................................................          516,185                 558,000
Dina Merrill......................................................           10,882                       0
Jeffrey Vanderbeek................................................          519,003                 595,000
All current Directors and Executive Officers as a group (15
  individuals)....................................................        5,430,063               6,064,259

------------------------

(a) Amounts include vested and unvested RSUs. RSUs are convertible on a one-for-one basis into shares of Common Stock, but cannot be sold or transferred until converted to Common Stock and, with respect to each person identified in the table, are not convertible within 60 days following December 31, 1998. A portion of the vested RSUs held by the Executive Officers are subject to forfeiture for detrimental or competitive activity. Nonetheless, an Executive Officer who holds RSUs will be entitled to direct the 1997 Trust Trustee to vote a number of Trust Shares that is proportionate to the number of RSUs held irrespective of vesting; such number of Trust Shares will be calculated prior to the Annual Meeting and will be determined by the number of Trust Shares held by the 1997 Trust on the Record Date and the extent to which Current Participants under the Plans return voting instructions to the 1997 Trust Trustee. See "Introduction--The Voting Stock."

(b) Includes 40,000 shares of Common Stock held by Mr. Berlind's wife, as to which Mr. Berlind disclaims beneficial ownership.

(c) Includes 3,593 shares of Common Stock held by Mr. Fuld's children, as to which Mr. Fuld acts as custodian.

(d) Held by Dr. Kaufman's various family trusts, foundations and partnerships. Dr. Kaufman has sole voting and investment power over 10,000 of such shares and shared voting and investment power over 25,000 of such shares.

        COMPENSATION COMMITTEE REPORT ON EXECUTIVE OFFICER COMPENSATION

    The Compensation Committee oversees the Compensation Programs of the Company, with particular attention to the compensation of the Company's Chief Executive Officer and the other Executive Officers. The Compensation Committee is comprised of Mr. Macomber, who chairs the Compensation Committee, Mr. Akers and Ms. Merrill.

    In making its decisions with respect to the compensation of Executive Officers, the Compensation Committee has adopted the following philosophical positions and policies:

    - Deliver a significant portion of total compensation in equity-based awards, thereby aligning the financial interest of Executive Officers with stockholders and encouraging prudent long-term strategic decisions. Where feasible, based on market conditions and other factors, shares will be repurchased in the market to avoid stockholder dilution.

    - Tie compensation for Executive Officers to annual and long-term performance goals, which further aligns the interests of Executive Officers with those of stockholders and rewards Executive Officers for achievements.

    - Ensure that compensation opportunities are comparable with those at major competitors, so that the Firm may recruit and retain talented Executive Officers who are key to the Company's long-term success.

    The elements and weightings of the compensation program at the Company are comparable to those used in the investment banking industry, but are considerably different from those of other major corporations operating in different industries. The securities industry typically pays higher levels of compensation than other industries, such as manufacturing, transportation, utilities or retail. The nature of the securities industry requires that the workforce consist of a large percentage of highly skilled professionals, who are in great demand due to the revenue they can generate. Competitive pressure to hire these professionals results in high levels of compensation in order to attract and retain the talent needed to compete effectively.

    Total compensation is comprised of base salary and both cash and noncash incentive compensation. Base salaries are intended to make up a small portion of total compensation. The greater part of total compensation is based on the Company's financial performance and other factors and is delivered through a combination of cash and equity-based awards. This approach results in overall compensation levels which follow the financial performance of the Company. During 1998, we added a new feature in the compensation of Executive Officers. All Executive Officers, other than the Chairman, received the same total compensation, based on the same broad financial and other performance goals. We believe this compensation structure will build a team/partnership approach at the most senior level of the Firm.

    As in 1995, 1996 and 1997, a key element of Executive Officer compensation for Fiscal 1998 was pre-established compensation formulas for each Executive Officer, which in Fiscal 1998 were based on the Company's return on equity. The formulas were intended to provide a specific amount of cash and Restricted Stock Units ("RSUs"), which are subject to significant vesting and forfeiture restrictions and cannot be sold or transferred until converted to Common Stock. The percentage of total compensation consisting of RSUs for the Chairman was 60% in 1998, up from 50% in 1997 and for all other Executive Officers was 50% in 1998, up from approximately 36% in 1997. The Compensation Committee has taken a similar approach in the RSU award program for senior level employees in 1998, by increasing the portion of total compensation paid in equity to Managing Directors by 25% of the portion paid in 1997.

    As in 1995, 1996 and 1997, Fiscal 1998 Executive Officer Compensation included a long-term incentive plan ("LTIP") as a component of total compensation. Whereas the cash and RSU components of total compensation are based upon annual performance goals, the LTIP awards Performance Stock Units ("PSUs") over a longer period. Under the LTIP, the Company's return on equity, its relative performance with a competitor group and the share price of the Company, together determine an award of RSUs which vest in one-third increments in 2002 through 2004. The performance component of the LTIP seeks to further align executive performance with Stockholder interests. The vesting component seeks to encourage the retention of talented executives, particularly if the Company's return on equity and stock price result in a meaningful award.

    The Compensation Committee also utilized stock option awards in Fiscal 1998 to further encourage Executive Officers to strive for long-term Stockholder value. The options were awarded with exercise prices equal to fair market value on the date of grant, and will vest in four and one-half years. Vesting accelerates ratably in thirds as the market price of the Common Stock increases to levels well above the issuance price. The Compensation Committee believes that options assist the Firm in maintaining a competitive compensation program.

    In determining overall Executive Officer compensation for Fiscal 1998, the Compensation Committee also considered a number of business factors and conditions. Fiscal 1998 was a record year for the Company which posted the highest level of revenues, pretax income and net income in its history. Productivity improved, expenses were further reduced and the balance sheet and liquidity were strengthened. Share price, however, was flat at fiscal year end 1998 from fiscal year end 1997 and return on equity decreased by just under a percentage point. In addition, the Compensation Committee reviewed compensation provided in the prior year, along with estimates of compensation for the current year, for competitor firms. In making its determinations, the Compensation Committee had available to it third-party advisors knowledgeable of industry practices.

    In establishing Fiscal 1998 compensation for Richard S. Fuld, Jr., the Company's Chairman and Chief Executive Officer, the Compensation Committee considered the following performance factors (to which it did not assign any specific relative weights):

    - Overseeing the record financial results of the Company.

    - Diversifying the sources of revenues by strengthening the Firm's higher margin businesses.

    - Maintaining discipline around expense reduction.

    - Restructuring senior management with the establishment of an Executive Committee.

    - Leading the Firm through extremely volatile global capital markets in 1998 and a period of false market rumors about the Firm's viability.

    On the general criteria of leadership, management and governance, it is the Compensation Committee's judgment that Mr. Fuld's Fiscal 1998 performance was above expectations, even though there was a slight decrease in return on equity. Notably, the actual financial results of the Company for Fiscal 1998 were significantly higher than for 1997. In addition, the Compensation Committee placed great store in Mr. Fuld's nonfinancial achievements set forth above. Mr. Fuld's reported compensation for Fiscal 1998 increased modestly from Fiscal 1997. The RSU portion of Mr. Fuld's compensation increased to 60% in 1998 compared to 50% in 1997, similar to the general approach taken by the Compensation Committee in increasing the equity portion of compensation paid to senior employees. The RSUs are assigned a 30% discount because of significant forfeiture and transfer restrictions over their five year life. The 30% discount associated with the additional RSUs is reflected as a 4% increase to total compensation in the Summary Compensation Table, because of the valuation methodology the reporting rules require.

    Section 162(m) of the Internal Revenue Code (the "Code") limits the tax deductibility of compensation in excess of $1 million unless the payments are made under qualifying performance-based plans. For the compensation year ended November 30, 1998, these procedures were adhered to. While the Compensation Committee currently seeks to maximize the deductibility of compensation paid to Executive Officers, it will maintain flexibility to take other actions which may be based on considerations other than tax deductibility.

                                          Compensation and Benefits Committee:

                                          John D. Macomber, Chairman
                                          John F. Akers
                                          Dina Merrill
                                          February 18, 1999

COMPENSATION AND BENEFITS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the last completed fiscal year, John D. Macomber, John F. Akers and Dina Merrill served on the Compensation Committee. None of these individuals has ever served as an officer or employee of the Firm.

                       COMPENSATION OF EXECUTIVE OFFICERS

    The following table shows, for the years ended November 30, 1998, 1997 and 1996, as applicable, the cash and other compensation paid or accrued and certain long-term awards made to the Executive Officers for services in all capacities. Messrs. Gregory, Jack, Lessing, McKeever and Vanderbeek became Executive Officers in 1998. All Executive Officers, other than the Chairman, received the same total compensation, based on the same broad financial and other performance goals. The Compensation Committee believes this compensation structure will build a team/partnership approach at the most senior level of the Firm.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM COMPENSATION
                                                                                                   AWARDS
                                                          ANNUAL COMPENSATION             -------------------------
       NAME AND PRINCIPAL                      -----------------------------------------   RESTRICTED   SECURITIES     ALL OTHER
          POSITION AT               FISCAL                                OTHER ANNUAL     STOCK UNIT   UNDERLYING   COMPENSATION
       NOVEMBER 30, 1998             YEAR        SALARY       BONUS       COMPENSATION     AWARDS(B)      OPTIONS         (C)
--------------------------------  -----------  ----------  ------------  ---------------  ------------  -----------  -------------
R. S. Fuld, Jr. (a).............        1998   $  750,000  $  2,350,000     $       0     $  6,643,437     350,000     $   7,908
  Chairman and Chief                    1997      750,000     3,125,000             0        5,536,325     325,000         7,570
  Executive Officer                     1996      750,000     2,000,000             0        3,927,994     375,000         7,528

J. L. Cecil.....................        1998   $  450,000  $  2,300,000     $       0     $  3,928,915     300,000     $       0
  Chief Financial and                   1997      450,000     3,300,000             0        3,214,640     225,000             0
  Administrative Officer                1996      450,000     1,950,000             0        2,285,379     250,000             0

J. M. Gregory...................        1998   $  450,000  $  2,300,000     $       0     $  3,928,915     300,000     $   4,333
  Head of Global Equities

B. H. Jack......................        1998   $  450,000  $  2,300,000     $       0     $  3,928,915     300,000     $       0
  Co-Head of
  Investment Banking

S. M. Lessing...................        1998   $  450,000  $  2,300,000     $       0     $  3,928,915     300,000     $   1,905
  Head of Global Sales
  and Research

M. F. McKeever..................        1998   $  450,000  $  2,300,000     $       0     $  3,928,915     300,000     $       0
  Co-Head of
  Investment Banking

J. Vanderbeek...................        1998   $  450,000  $  2,300,000     $       0     $  3,928,915     300,000     $     610
  Head of Fixed Income

------------------------

(a) Mr. Fuld's percentage of total pay awarded in discounted RSUs for 1998 increased from 50% of total pay in 1997 to 60% of total pay in 1998. These awards are granted at a discount to market price due to their significant vesting and forfeiture restrictions. The effect of the shift in Mr. Fuld's 1998 total pay into more RSUs increased reportable total pay, as presented pursuant to SEC rules, by approximately 4%.

(b) Fiscal 1998 amounts represent RSUs awarded under the Company's 1996 Management Ownership Plan. The values indicated are based on the closing trading price of the Common Stock on the NYSE for December 14, 1998, $40.875, which is also the undiscounted award price for the Fiscal 1998 awards. However, RSUs actually are issued at a discount because they are subject to significant vesting and forfeiture restrictions and cannot be sold or transferred until they convert to Common Stock on November 30, 2003. Dividends are payable by the Company on all such holdings from their date of award, and are reinvested in additional RSUs.

    At November 30, 1998, the total number of RSUs held by Messrs. Fuld, Cecil, Gregory, Jack, Lessing, McKeever and Vanderbeek is 1,251,173.41, 729,460.53, 808,757.67, 430,697.45, 627,785.90, 483,773.56 and 486,531.66, respectively.
    The value of these holdings at the November 30, 1998 closing price per share of Common Stock of $50 is $62,558,671, $36,473,027, $40,437,884,
    $21,534,873, $31,389,295, $24,188,678 and $24,326,583, respectively.

(c) Amounts reported under "All Other Compensation" for Fiscal 1998 consist of the dollar value of above-market earnings on deferred compensation. Included are credits to compensation deferred pursuant to the Executive and Select Employees Plan, which was established in 1985, and Lehman Brothers Kuhn Loeb Deferred Compensation Plans, which were established in 1977 and 1980.

    The following table contains information concerning the grant of nonqualified stock options in Fiscal 1998 to the Executive Officers. The actual amount, if any, realized upon the exercise of stock options would depend upon the market price of Common Stock relative to the exercise price per share of the stock option at the time the stock option is exercised. There is no assurance that the potential value of the stock options reflected in this table will actually be realized.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                      INDIVIDUAL GRANTS
                                           -----------------------------------------------------------------------
                                            NUMBER OF      PERCENT OF
                                            SECURITIES    TOTAL OPTIONS     EXERCISE
                                            UNDERLYING     GRANTED TO       OR BASE                    GRANT DATE
                                             OPTIONS        EMPLOYEES        PRICE       EXPIRATION     PRESENT
NAME                                        GRANTED(A)   IN FISCAL YEAR    PER SHARE        DATE        VALUE(B)
-----------------------------------------  ------------  ---------------  ------------  ------------  ------------
R. S. Fuld, Jr...........................      350,000           5.1%      $  48.5625     12/10/2002  $  3,542,000
J. L. Cecil..............................      300,000           4.3%      $  48.5625     12/10/2002  $  3,036,000
J. M. Gregory............................      300,000           4.3%      $  48.5625     12/10/2002  $  3,036,000
B. H. Jack...............................      300,000           4.3%      $  48.5625     12/10/2002  $  3,036,000
S. M. Lessing............................      300,000           4.3%      $  48.5625     12/10/2002  $  3,036,000
M. F. McKeever...........................      300,000           4.3%      $  48.5625     12/10/2002  $  3,036,000
J. Vanderbeek............................      300,000           4.3%      $  48.5625     12/10/2002  $  3,036,000

------------------------

(a) Five-year nonqualified stock options granted on December 11, 1997, which options become exercisable in one-third increments when the closing price of the Common Stock on the NYSE reaches $55, $62.50, and $70, respectively, for 15 out of 20 consecutive trading days (the "Closing Price Conditions") or, if sooner, become exercisable entirely in four and one-half years. The Closing Price Conditions were satisfied during Fiscal 1998 and therefore the options are currently exercisable.

(b) These values were calculated using the Black-Scholes option pricing model as of the grant date. The Black-Scholes model is a mathematical formula that is widely used and accepted for valuing traded stock options. The model is premised on immediate exercisability and transferability of the options. This is not true for the Company's options granted to Executive Officers. Therefore, certain discounting assumptions about the time of exercise and risk of forfeiture were applied, as indicated below. The values shown were calculated using the following assumptions: the exercise price is an amount above the closing price of the Common Stock on December 11, 1997; the dividend rate of $0.24 per share for Fiscal 1998 based on the Company's actual regular quarterly dividends; a risk-free rate of return equal to the yield for the U.S. Treasury Strip security with a maturity date closest to the expiration date of the option grant; and expected Common Stock price volatility used is its historic volatility. In addition, the assumed option term of the awards reflects the likelihood of exercise before the expiration of the maximum term. Stock options such as these with a five-year term are assumed to be exercised in three years. The adjustment for nontransferability or risk of forfeiture during the vesting period is 10% per annum.

    The following table sets forth information concerning the exercise of stock options during Fiscal 1998 by each of the Executive Officers and the fiscal year-end value of unexercised options.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                   NUMBER OF SECURITIES
                                                                        UNDERLYING                 VALUE OF UNEXERCISED
                                                                    UNEXERCISED OPTIONS            IN-THE-MONEY OPTIONS
                                      SHARES                        AT FISCAL YEAR END            AT FISCAL YEAR END(B)
                                    ACQUIRED ON      VALUE      ---------------------------  --------------------------------
NAME                                EXERCISE(A)   REALIZED(A)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
----------------------------------  -----------  -------------  ------------  -------------  -------------  -----------------
R. S. Fuld, Jr....................           0   $           0     1,737,589            0    $  37,443,473      $       0
J. L. Cecil.......................     348,000      16,373,500       707,000            0        9,550,750              0
J. M. Gregory.....................     262,692      14,710,915       838,000            0       13,153,625              0
B. H. Jack........................     175,000       9,461,928       576,835            0        6,290,543              0
S. M. Lessing.....................           0               0     1,051,835            0       19,914,970              0
M. F. McKeever....................     195,755      10,007,913       558,000            0        5,810,250              0
J. Vanderbeek.....................     157,086       8,024,945       595,000            0        6,753,750              0

------------------------

(a) Options exercised during Fiscal 1998 were the first discretionary exercises by the named officers since the spin-off of Lehman Brothers from American Express in 1994. All prior exercises were for options scheduled to expire during the related fiscal year.

(b) Aggregate values shown above represent the excess of $50 per share, the closing price of the Common Stock on November 30, 1998 on the NYSE, over the respective exercise prices of the options. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the Common Stock relative to the exercise per share of the stock option at the time the stock option is exercised. There is no assurance that the values of unexercised in-the-money options reflected above will be realized.

                                PENSION BENEFITS

    Lehman Brothers Holdings Inc. Retirement Plan (the "Holdings Retirement Plan") is a funded, qualified, noncontributory, integrated, defined benefit pension plan covering eligible employees.

    All employees of the Company or a designated subsidiary who have attained the age of 21 and completed one year of service are generally eligible to participate in the Holdings Retirement Plan. The Holdings Retirement Plan formula provides for an annual retirement benefit payable at age 65, calculated as a straight life annuity. Pensionable earnings are total Form W-2 earnings (plus elective deferrals under the Lehman Brothers Holdings Inc. Tax Deferred Savings Plan and certain other health plan deferral amounts) up to the Internal Revenue Service maximum of $150,000 in 1995 and 1996. For each year of plan participation prior to 1989, the annual accrual was based on percentages of pensionable earnings up to and in excess of the social security taxable wage base. After 1988 the annual accrual is equal to one percent of pensionable earnings up to the average Social Security taxable wage base plus 1.65% of pensionable earnings in excess of the average taxable wage base. Generally, participants have a nonforfeitable right to their accrued benefits upon completing five years of vesting service. As of November 30, 1998, the estimated annual projected benefits payable upon retirement at a normal retirement age of 65 for Messrs. Fuld, Cecil, Gregory, Jack, Lessing, McKeever and Vanderbeek are approximately $94,819, $53,795, $102,874, $88,880, $101,172, $94,812 and
$96,622, respectively.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    The Company has adopted a nonqualified, noncontributory Supplemental Retirement Plan ("SRP") covering members of the Executive Committee of the Company who are at least age 60 and who have completed at least five years of service or whose age plus service equals or exceeds 85. The SRP is a defined benefit plan and provides for the payment of reduced benefits payable at age 60 if the participant is above age 45 and has completed five years of service. Benefits are not payable in cases of termination for cause or employment by a competitor. In addition, eligibility for SRP benefits is subject to continued employment through July 1, 2001. As of November 30, 1998, the estimated annual projected benefits payable upon retirement at age 60 for Mr. Fuld are $1.25 million, and for each of Messrs. Cecil, Gregory, Jack, Lessing, McKeever and Vanderbeek are $700,000. In the event of a change in control, vesting is accelerated.

                EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
                       AND CHANGE OF CONTROL ARRANGEMENTS

    Pursuant to its authority to accelerate vesting and waive transfer restrictions for grants of RSUs, in 1994 the Compensation Committee determined to accelerate the vesting and waive the transfer restrictions of the RSUs received by the Executive Officers (and made comparable provisions for all other employees) in the event of a Hostile Change of Control, which generally means a tender offer, acquisition of 20% of the Company's voting securities or a change of a majority of the incumbent Board of Directors, in each case without the prior approval of a majority of the independent members of the incumbent Board of Directors. To the extent there is a Change of Control which is not Hostile, then the RSUs would be paid out but the difference between the acquisition price and the RSU value at grant would be deferred for the shorter of two years or the term of any remaining restrictions and the conditions of the original RSU grant would govern the deferred amounts. Comparable arrangements were implemented for options and restricted stock held by the Executive Officers and all other employees. Prior to the completion of the performance period, PSUs have pro rata payouts upon a Change of Control and in the case of the 1996 PSU Award Grant, approximately twice the number of RSUs are payable (which aggregate payout, upon a Change of Control, represents the full award earned pursuant to the performance formula). In addition, under a Cash Awards Plan, if a Change of Control occurs within six months after a grant of RSUs, then the Chief Executive Officer receives a payment equal to 350% of his previous annual cash compensation, the Chief Administrative Officer shall receive 300% and the other Corporate Management Committee members shall receive from 200% to 300%.

                               PERFORMANCE GRAPH

    The performance graph below illustrating cumulative stockholder return compares the performance of the Common Stock, measured at each fiscal year-end since the Company's May 31, 1994 spin-off from American Express, with that of
(1) an index comprised of the common stocks of The Bear Stearns Companies Inc., Morgan Stanley Dean Witter & Co. and Salomon Inc (the "Former Peer Group"), (2) an index comprised of the common stocks of The Bear Stearns Companies Inc., Donaldson, Lufkin & Jenrette, Inc., J.P. Morgan & Co. Incorporated and Paine Webber Group, Inc. (the "New Peer Group"), and (3) the S&P 500 Index.

    The Company has elected to replace the Former Peer Group with the New Peer Group for purposes of the graph to take into account entities whose businesses and capital structures better resemble those of the Company. The Company intends to omit the Former Peer Group index results from its proxy statement performance graphs in future years.

    The common stock of Salomon Inc is not included in the Former Peer Group index for fiscal 1998 due to its merger on November 28, 1997 with Smith Barney Holdings, Inc., a wholly owned subsidiary of Travelers Group Inc. With respect to Morgan Stanley, the Former Peer Group index reflects (1) the performance of the common stock of Morgan Stanley Group, Inc. through May 30, 1997, its last day of trading prior to Morgan Stanley's merger into Dean Witter, Discover & Co. (with each share of Morgan Stanley common stock receiving 1.65 shares of Dean Witter common stock in exchange), and
(2) the performance of the common stock of Dean Witter (since renamed Morgan Stanley Dean Witter & Co.) from May 31, 1997 forward. Because Donaldson, Lufkin & Jenrette, Inc. has been a publicly traded company only since October 1995, its common stock is included in the New Peer Group index results for fiscal 1996, 1997 and 1998 only.

    The graph assumes $100 was invested in the Common Stock and each index on May 31, 1994, and that all dividends were reinvested in full. Investments in the stocks comprising the peer group indexes have been weighted at the beginning of each measurement period according to the issuing companies' market capitalizations, in accordance with SEC rules.

                            CUMULATIVE TOTAL RETURN
                FOR LEHMAN BROTHERS HOLDINGS INC. COMMON STOCK,
                  TWO PEER GROUP INDICES AND THE S&P 500 INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

  DOLLARS

             Lehman Brothers Holdings Inc.    Former Peer Group    New Peer Group    S&P 500
5/31/94                                100                  100               100        100
11/30/94                             81.85                83.04             88.36     100.81
11/30/95                            125.72               108.62            126.97     138.09
11/29/96                            163.13               113.95            158.18     176.57
11/28/97                            284.96                157.5            226.44     226.91
11/30/98                            283.35               198.27            232.16      280.6

                                                                             CUMULATIVE TOTAL RETURN (IN DOLLARS)
                                                                 -------------------------------------------------------------
                                                                  5/31/94    11/30/94     11/30/95     11/29/96     11/28/97
                                                                 ---------  -----------  -----------  -----------  -----------
Lehman Brothers Holdings Inc...................................     100.00       81.85       125.72       163.13       284.96
Former Peer Group..............................................     100.00       83.04       108.62       113.95       157.50
New Peer Group.................................................     100.00       88.36       126.97       158.18       226.44
S & P 500......................................................     100.00      100.81       138.09       176.57       226.91


                                                                  11/30/98
                                                                 -----------
Lehman Brothers Holdings Inc...................................      283.35
Former Peer Group..............................................      198.27
New Peer Group.................................................      232.16
S & P 500......................................................      280.60

               CERTAIN TRANSACTIONS AND AGREEMENTS WITH DIRECTORS
                             AND EXECUTIVE OFFICERS

    In the ordinary course of business, the Firm from time to time engages in transactions with other corporations or financial institutions whose officers or directors are also Executive Officers or Directors of the Company. Transactions with such corporations and financial institutions are conducted on an arm's-length basis and may not come to the attention of the Directors or Executive Officers of the Company or those of the other corporations or financial institutions involved.

    From time to time, Executive Officers and Directors of the Company and their associates may be indebted to the Company or its subsidiaries under lending arrangements offered by those companies to the public. For example, such persons may be indebted to LBI, as customers, in connection with margin account loans, revolving lines of credit and other extensions of credit. Such indebtedness is in the ordinary course of business, is substantially on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and does not involve a more than normal risk of collectibility or present other unfavorable features. In addition, such Executive Officers, Directors and associates may engage in transactions in the ordinary course of business involving other goods and services provided by the Firm, such as investment services, limited partnership investments and financial counseling, on terms similar to those extended to employees of the Company generally. From time to time since the beginning of Fiscal 1998, the Company, through certain of its subsidiaries, in the ordinary course of business has provided investment, financial advisory and other services to certain corporations and entities with which its Directors and prior Directors are affiliated.

    In April 1998, the Company entered into a one-year consulting agreement with Henry Kaufman & Company, Inc. ("HK Company") pursuant to which HK Company provides, upon request, advice to the Firm on global initiatives, economic forecasts and other matters. HK Company receives a consulting fee of $12,500 per month. Henry Kaufman, a Director of the Company, is a principal of HK Company.

    Lehman Brothers Capital Partners I, L.P. ("Capital Partners I") is a limited partnership established in 1986 to provide senior officers and other employees of the Firm with an opportunity to invest in a portfolio of various investment opportunities on a leveraged basis. Directors of the Company were also given an opportunity to invest in Capital Partners I. During Fiscal 1998, Messrs. Fuld, Gregory, Lessing and McKeever received $194,110, $121,318, $194,110 and $194,110, respectively, in distributions from Capital Partners I.

    Lehman Brothers Capital Partners II, L.P. ("Capital Partners II") is a limited partnership established in 1988 to provide senior officers and other employees of the Firm with an opportunity to invest in a portfolio of various investment opportunities on a leveraged basis. Directors of the Company were also given an opportunity to invest in Capital Partners II. During Fiscal 1998, Messrs. Berlind, Fuld, Lessing and McKeever received $370,695, $247,130, $61,783 and $98,852, respectively, in distributions from Capital Partners II.

    Certain Executive Officers pay the Company for the personal use of time-share aircraft used primarily for business by the Company. Payment is at least the amount established by the IRS as reasonable for personal use.

           CERTAIN TRANSACTIONS AND AGREEMENTS WITH AMERICAN EXPRESS
                                AND SUBSIDIARIES

    American Express has invested $29.4 million in two merchant banking partnerships in which subsidiaries of the Company act as general partner, and American Express received partnership distributions in an aggregate amount of $5.56 million in respect of these investments in Fiscal 1998.

    Lehman Brothers Financial Resource Accounts include, as one of the features of the integrated financial services accounts, the Gold Card issued by American Express Travel Related Services Company, Inc. ("TRS"), for which LBI pays TRS a portion of the fees received from the holders. TRS also provides the Corporate Card to employees of the Firm, for which TRS has waived all annual fees. In January 1994, the Company agreed to consolidate all of the Firm's domestically initiated business travel reservations through TRS Travel Center in Omaha. LBI and TRS agreed in March 1997 to extend such arrangements with respect to the Corporate Card and travel services until June 30, 2000, with TRS as the sole provider of such services.

    In August 1990, American Express agreed to guarantee certain payments to employees who were then active employees of the Company under certain deferred compensation programs. As of December 31, 1998, deferred compensation with an aggregate balance of approximately $145 million was covered by this guarantee. The Company pays American Express an annual fee equal to 0.625% on approximately two-thirds of the outstanding balance under such deferred compensation plans, in consideration of American Express maintaining the guarantee, which is scheduled to expire in August 2000.

    On June 28, 1991, the Company sold its subsidiary, The Balcor Company, to a wholly owned subsidiary of American Express. In connection therewith, there remains an interest bearing note with an unpaid principal amount of $88,360,137 as of December 31, 1998, with a maturity of December 31, 2000, payable by American Express to the Company.

    On October 1, 1998, the Company repurchased from American Express $50 million (aggregate liquidation preference) of the Series B Preferred Stock at par.

    The Firm, from time to time, provides investment banking, commercial paper placement, brokerage and various other financial services such as repurchase transactions, investment advisory, strategic advisory and derivative products to American Express and its subsidiaries, including acting as placement agent for medium-term notes, dealer for commercial paper and advisor regarding certain dispositions. The Firm, American Express and its subsidiaries also engage in the ordinary course of business in various trading and short-term funding transactions, including foreign exchange and precious metals transactions. In addition to the services referred to above, American Express and its subsidiaries provide banking and other financial services to the Firm. All of these transactions are done on an arm's-length basis with customary fees.

    The Company and American Express entered into an Agreement dated May 26, 1994 (the "Tax Allocation Agreement"), which provided for the allocation, settlement and payment of the Company's federal, state and local income tax liabilities for the years during which the Company and any of its subsidiaries were included in the American Express consolidated Federal income tax return or any combined or unitary state and local tax returns. Under the terms of the Tax Allocation Agreement, American Express retained significant control and discretion over issues relating to the allocation, settlement and payment of the covered tax liabilities, including the resolution of proposed audit adjustments. For income tax filings relating to periods commencing on or after June 1, 1994 (the spin-off date), the Company files its own consolidated Federal income tax return and applicable state and city filings.

    The Company, LBI and Lehman Commercial Paper Inc. (collectively, the "LB Co-tenants") are co-tenants together with American Express and certain of its subsidiaries (the "AXP Co-tenants" and, together with the LB Co-tenants, the "Co-tenants") of the leasehold interest in 3 World Financial Center in New York City (the "Property"). The Co-tenants' relationship with respect to the Property is governed by an Agreement of Tenants-In-Common. The agreement provides, among other things, that each Co-tenant is obligated to pay its proportionate share of all Property obligations and limits the actions that may be taken by individual Co-tenants. The AXP Co-tenants and LB Co-tenants are liable, on a limited recourse basis, for their proportionate share of the debt (zero-coupon notes which mature in December 2000) issued by the Co-tenants to finance the Property. The LB Co-tenants' share of such debt as of December 31, 1998 amounts to approximately $175 million and has been guaranteed by American Express. Such debt is secured by a first mortgage granted on the interest of the Co-tenants as tenants-in-common in the Property.

            CERTAIN TRANSACTIONS WITH OTHER INSTITUTIONAL INVESTORS
                             AND THEIR SUBSIDIARIES

    In the ordinary course of business and at customary and usual fees therefor, the Firm may provide to Prudential and its subsidiaries, Putnam and its subsidiaries, and other institutional stockholders, brokerage and other financial services; on the same basis, such companies may provide mutual fund, insurance and other financial services to the Firm.

                                   PROPOSAL 2
                    RATIFICATION OF THE COMPANY'S SELECTION
                                OF ITS AUDITORS

    The Board of Directors recommends to the Stockholders that they ratify the selection of Ernst & Young LLP, independent auditors, to audit the accounts of the Firm for Fiscal 1999.

    The affirmative vote of the majority of Voting Stock present in person or by proxy at the meeting is required to ratify the selection of auditors.

    In the event that the Stockholders fail to ratify the appointment, the Board of Directors will consider it a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its Stockholders.

    For Fiscal 1998, fees related to the annual examination of the Firm's financial statements amounted to approximately $4.9 million.

    A representative of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL NO. 2.

                                 OTHER MATTERS

    Management does not know of any business to be transacted at the meeting other than as indicated herein. Should any such matter properly come before the meeting for a vote, the persons designated as proxies will vote thereon in accordance with their best judgment.

    You are urged to sign, date and return the enclosed proxy card as promptly as possible, using the prepaid envelope provided for such purpose, or vote by telephone according to the instructions on the proxy. It is hoped that registered Stockholders will give us advance notice of their plans to attend the Annual Meeting by marking the box provided on the proxy card or by registering their intention when voting by telephone.

    If you will need special assistance at the Annual Meeting because of a disability, please contact the Corporate Secretary of the Company, Ms. Jennifer Marre, at (212) 526-1936 or at jmarre@lehman.com. Directions to the meeting are on the last page of this Proxy Statement.

    DEADLINE FOR SUBMITTING PROPOSALS FOR NEXT YEAR'S MEETING. Stockholders who intend to present proposals for inclusion in the proxy material to be distributed by the Company in connection with the Company's 2000 Annual Meeting of Stockholders must submit their proposals to the Corporate Secretary of the Company on or before October 21, 1999.

    In addition, in accordance with Article II, Section 9 of the Company's By-Laws, in order to be properly brought before the 2000 Annual Meeting, a matter must have been (a) specified in a notice of meeting given by or at the direction of the Board of Directors (which would be accomplished if a stockholder proposal were received by the Secretary of the Company as set forth in the preceding paragraph), (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors or (c) otherwise properly brought before the meeting by a stockholder. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 90 nor more than 120 days prior to the first anniversary of the date of this year's Annual Meeting. Accordingly, any notice given by or on behalf of a stockholder pursuant to the foregoing clause
(c) in connection with the 2000 Annual Meeting must be received no later than December 31, 1999.

                                    Jennifer Marre
                                    Secretary

New York, New York
February 18, 1999

                DIRECTIONS TO THE LEHMAN BROTHERS HOLDINGS INC.
                      1999 ANNUAL MEETING OF STOCKHOLDERS

    The Firm's World Headquarters, site of the 1999 Annual Meeting of Stockholders, is located at 200 Vesey Street, 3 World Financial Center, on the west side of lower Manhattan in the office complex known as the World Financial Center. The World Financial Center is a part of Battery Park City, a development of office buildings, residences and parks alongside the Hudson River on the southwestern tip of Manhattan. It is connected to the World Trade Center by two pedestrian overpasses and is also accessible at street level by automobile.

BY SUBWAY

    Take any of the several subway lines (A, C, E, N, R or the 1, 2, 3, 4, 5 or 9 trains) that stop at or near the World Trade Center. Walk from the World Trade Center across West Street (formerly known as the Westside Highway) via one of the two pedestrian overpasses. The Company's offices are in 3 World Financial Center, which is the building on the north side of the Winter Garden in the World Financial Center.

BY AUTOMOBILE OR TAXICAB

    Proceed to West Street (formerly known as the Westside Highway) in lower Manhattan, orienting toward the twin towers of the World Trade Center. Enter the World Financial Center, which is directly across West Street from the towers, by turning west on either Murray Street or Vesey Street. Proceed to the main entrance of 3 World Financial Center, which is the building located at the southwest corner of Vesey and West Streets. There is only very limited underground parking in the building. Such parking requires the payment of a fee. Building security may inspect your car before permitting you to park.

                         LEHMAN BROTHERS HOLDINGS INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     Jennifer Marre, Karen M. Muller and Thomas A. Russo, or each of them (with full power to act without the other and with full power of substitution) are hereby appointed attorneys and proxies to attend the Annual Meeting of Stockholders to be held on March 30, 1999, and any adjournment thereof, and to vote and act for the undersigned on the matters listed on the reverse side hereof, which are set forth in detail in the accompanying Proxy Statement.

     This proxy revokes all previous proxies. Unless specified to the contrary, it will be voted FOR all proposals. In their discretion, the proxies are authorized to vote upon any other business which may properly come before the Annual Meeting or any adjournment thereof.

                   (Continued, and to be signed and dated, on the reverse side.)

                                      LEHMAN BROTHERS HOLDINGS INC.
                                      P.O. BOX 11034
                                      NEW YORK, N.Y. 10203-0034

LEHMAN BROTHERS HOLDINGS INC.
THREE WORLD FINANCIAL CENTER
NEW YORK, NY 10285

                                    TELEPHONE
                                  800-481-9819

     Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the simple directions.


                                      MAIL

     Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.


     Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card.

                                           ------------------------------------
                                           IF YOU HAVE SUBMITTED YOUR PROXY BY
                                           TELEPHONE THERE IS NO NEED FOR YOU TO
                                           MAIL BACK YOUR PROXY.
                                           ------------------------------------

CALL TOLL-FREE TO VOTE - IT`S FAST AND CONVENIENT          CONTROL NUMBER FOR
                 800-481-9819                               TELEPHONE VOTING


                     DETACH PROXY CARD HERE IF YOU ARE NOT
                              VOTING BY TELEPHONE
--------------------------------------------------------------------------------



THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.



1. Election of Class I     FOR all nominees      WITHHOLD AUTHORITY to vote            *EXCEPT / /
Directors.                 listed below / /      for all nominees listed below / /

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPT" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

*Exceptions
           ---------------------------------------------------------------------
2. Ratification of Ernst & Young LLP as independent auditors for the fiscal year 1999.

FOR   / /     AGAINST     / /     ABSTAIN     / /

3. To act on any other business which may properly come before the Annual Meeting or any adjournment thereof.

                                                      Mark here if you plan
                                                      to attend the meeting. / /


                                                      ADDRESS CHANGE AND/OR
                                                      COMMENTS MARK HERE     / /

                                          IMPORTANT: Please sign exactly as your
                                          name or names appear hereon and when
                                          signing as attorney, executor,
                                          administrator, trustee or guardian,
                                          please give full title as such. If the
                                          signature is by a corporation, a duly
                                          authorized officer should sign in full
                                          corporate name.

                                          Dated: ________________________ , 1999

                                          --------------------------------------

                                          --------------------------------------
                                          SIGNATURE(S)


PLEASE SIGN, DATE AND MAIL YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. VOTES MUST BE INDICATED (x) IN BLACK OR BLUE INK. X

Nominees: 01 - Michael L. Ainslie, 02 - John F. Akers, 03 - Richard S. Fuld, Jr.

--------------------------------------------------------------------------------
PLEASE DETACH HERE
You Must Detach This Portion of the Proxy Card
Before Returning it in the Enclosed Envelope
VOTE BY TELEPHONE
24 HOURS A DAY, 7 DAYS A WEEK

Dear Incentive Plans Participant:

    The Annual Meeting of Stockholders of Lehman Brothers Holdings Inc. will be held on March 30, 1999. State Street Bank and Trust Company, as Trustee of the 1997 Trust under Lehman Brothers Holdings Inc. Incentive Plans, will vote the shares held in the Trust as directed by Participants who have Voting Awards allocated to their accounts.

    Enclosed in this package are the following materials:

    - Chairman's letter, notice of 1999 Annual Meeting of Stockholders and Proxy Statement explaining the matters to be voted by stockholders at the meeting

    - Proxy voting instruction card

    - Postage paid return envelope

    As a Participant holding Voting Awards under the Plans, you may direct the Trustee how to vote the number of shares of Lehman Brothers Holdings Inc. held in the Trust equivalent to the Voting Awards allocated to you, according to the formula described below. To do so, please place an X in the appropriate boxes on your proxy card, sign and date the card, and return it in the enclosed postage paid envelope. Alternatively, you may direct the Trustee how to vote your shares by telephone according to the instructions on the proxy card. Your votes with respect to the matters set forth in the Proxy Statement will not be confidential.

    Participants' number of votes will be determined by multiplying the total number of Trust shares existing on the Record Date by a number determined by dividing the number of Voting Awards you own by the total number of Voting Awards voted. For example: if the Trust holds 1,000 shares on the Record Date, you hold 50 Voting Awards, and 600 Awards vote, the vote allocated to you would equal 1,000 X 50/600 or 83.33 votes.

    BECAUSE YOUR VOTE IS IMPORTANT, YOU ARE STRONGLY ENCOURAGED TO PROVIDE YOUR VOTING INSTRUCTIONS TO THE TRUSTEE AS SOON AS POSSIBLE.

                                        Sincerely,
                                        STATE STREET BANK AND TRUST COMPANY